EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 8, 2010, with respect to the consolidated financial statements and financial statement schedule included in the Annual Report of Collectors Universe, Inc. and subsidiaries on Form 10-K for the year ended June 30, 2010.  We hereby consent to the incorporation by reference of that report in Registration Statements on Form S-8 (No. 333-34554 effective April 11, 2000, No. 333-34558 effective April 11, 2000, No. 333-85962 effective April 10, 2002, No. 333-121035 effective December 7, 2004, No. 333-137375 effective September 15, 2006, and No. 333-139513 effective December 20, 2006) of Collectors Universe, Inc. and subsidiaries, each filed with the Securities and Exchange Commission.

/s/  GRANT THORNTON LLP

Irvine, California
September 8, 2010